Exhibit 10.26
NATIONAL CITY CORPORATION LONG-TERM
CASH AND EQUITY INCENTIVE PLAN
Effective January 1, 2005
ARTICLE 1
ESTABLISHMENT AND PURPOSE OF PLAN
1.1	ESTABLISHMENT OF THE PLAN. The following are the provisions of the National City Corporation Long-Term Cash and Equity Incentive Plan, effective as of January 1, 2005 (herein referred to as the “Plan”) that is an amendment and restatement of the National City Corporation Long-Term Cash and Equity Incentive Plan, originally effective January 1, 2004.

The Plan shall be effective for all purposes with respect to Plan Cycles commencing on or after January 1, 2005 and with respect to Plan Cycles commencing prior to January 1, 2005 for which a Vesting Event had not occurred prior to January 1, 2005.

1.2	PURPOSE. The purpose of the Plan is to maximize the returns to stockholders and to promote the long-term profitability and success of the Corporation by aligning the long-term financial interests of Participants with those of stockholders and providing an incentive to those Directors and key executives who are primarily responsible for such profitability and success of the Corporation.

1.3	TERM. No awards shall be made pursuant to this plan after the tenth anniversary of its original effective date, January 1, 2004.
ARTICLE 2
DEFINITIONS
2.1	DEFINITIONS. Whenever used herein, the following terms shall have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized,
(a)	“Active Participant” shall mean an Eligible Employee who is approved by the Board for participation in a Plan Cycle. Such approval shall be determined with respect to each Plan Cycle no later than 90 days after the commencement of that Plan Cycle, and shall be redetermined with respect to each new Plan Cycle.

(b)	“Additional Option” means an Option Right granted to an Optionee in connection with the exercise of an option as described in Section 5.4

(c)	“Additional Option Feature” means a feature of an Option Agreement that provides for the automatic grant of an Additional Option in accordance with the provisions described in Section 5.4.

(d)	“Additional Option Price” see Section 5.4.

(e)	“Appreciation Award Price” see Section 9.1.

(f)	The term “Appreciation Right” means a right granted pursuant to either Section 5.5 or Section 9.1 of this Plan.

(g)	“Appreciation Right Award Agreement” see Section 9.1.

(h)	“Average Stock Price” shall be determined with respect to each Plan Cycle for the month of December prior to such Plan Cycle (the Average Stock Price at the beginning of the Plan Cycle) and for the last full calendar month of the Plan Cycle (the Average Stock Price at the end of the Plan Cycle) and shall mean the arithmetic mean (the average) of the closing prices of a share of common stock of a company as reported on any national securities exchange (or by any national quotation system accepted by the Board for this purpose) for each of the trading days (on which such shares were traded) in such calendar month. If the shares of common stock are not then so traded or regularly reported, the stock price shall be determined by such means as the Board shall determine. Notwithstanding the foregoing, the Board may determine prior to the start of a Plan Cycle that a different set of time periods are appropriate for measuring performance under the Plan, and such different time periods may be used to determine Average Stock Prices at the beginning and the end of such Plan Cycle.

(i)	“Award” shall mean, individually or collectively, a Plan Cycle Award, Option Rights Award, Appreciation Rights Award, Restricted Stock Award, RSU Award, Common Stock Award, any other payment or right to receive cash or equity granted pursuant to the Plan, or any combination thereof.

(j)	“Base Salary” shall mean the average annual salary of an employee during that portion, or all of the Plan Cycle for which he or she is an Active Participant, exclusive of any bonuses, incentive pay, special awards, or any Awards.

(k)	“Board” shall mean the Board of Directors of the Corporation.

(l)	“Change in Control” see Section 15.5.

(m)	“Committee” means the Committee provided for in Section 12.1 of this Plan.

(n)	“Common Stock” means common stock, par value $4 per share, of the Corporation and any security into which such common stock may be changed by reason of any Recapitalization.

(o)	“Common Stock Award” see Article 10.

(p)	“Corporation” shall mean National City Corporation, a Delaware corporation.

(q)	“Covered Executive” shall mean any individual who, is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

(r)	“Director” means an elected or appointed member of the Board, but does not include any honorary member of the Board or other person not entitled as a matter of law to vote and otherwise participate in regular meetings of the Board.

(s)	“Director Year” means a period of time commencing on the date of the Corporation’s Annual Meeting of Stockholders for any year and ending on the day before the Corporation’s Annual Meeting of Stockholders for its next immediately ensuing year.

(t)	“Disability” shall mean the inability, by reason of a medically determinable physical or mental impairment, to engage in substantial and gainful activity for a continuous period of 26 weeks or more as determined by the Board.

(u)	“DRS” means Direct Registration System (book entry through the Corporation).

(v)	“Effective Date” see Section 15.6.

(w)	“Eligible Employee” means an Employee or a Subsidiary Director who, by the nature and scope of their position, plays a key role in the management, growth and success of the Corporation.

(x)	“Employee” shall mean an individual employed by an Employer on an active basis.

(y)	“Employer” shall mean the Corporation or any Subsidiary.

(z)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(aa)	“Executive Officer” shall mean the chairman, chief executive officer, president, vice chairman, an executive vice president, a similar officer of the Corporation, anyone designated by the Board as an executive officer of the Corporation or a Covered Executive.

(bb)	“Extraordinary Items” means (i) extraordinary, unusual and/or non-recurring items of gain or loss, including but not limited to, restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, all of which are identified in the Corporation’s audited financial statements or the Corporation’s annual report to stockholders.

(cc)	“Implementation Date” see Section 15.7.

(dd)	“Inactive Participant” shall mean an individual who was an Active Participant in the Plan for a Plan Cycle who is not currently an Active Participant for a Plan Cycle but who continues to have an interest under the Plan.

(ee)	“Incentive Stock Option” means an Option Right granted by the Corporation to an Employee, which Option Right is intended to qualify as an “Incentive Stock Option” as that term is used in Section 122 of the Internal Revenue Code.

(ff)	“Internal Revenue Code” means the 1986 Internal Revenue Code, as amended from time to time.

(gg)	“Key Indices” shall mean those indices used by the Corporation to measure profitability or overall operating performance. The indices shall be based on specific levels of or change in one or more of the following: return on common equity; return on assets; overhead ratio; efficiency ratio; net interest margin; total annual return on common stock; Total Stockholder Return; earnings per share; return on investment, revenue, expenses, market share, charge-offs and/or non-performing assets. These indices shall be determined in accordance with generally accepted accounting principles where applicable. The indices may also include the following objective non-financial measures: employee satisfaction, employee retention, customer satisfaction, customer retention, cross-selling, “percentage of wallet”, leadership, management of change or business transformation. If the Board determines that a change in the business, operations, corporate structure or capital structure of the corporation, or the manner in which it conducts its business, or other events or circumstances render the Key Indices unsuitable, the Board may in its discretion modify such Key Indices, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Executive where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Internal Revenue Code. In such case, the Board shall not make any modification of the Key Indices.

(hh)	“Long Term Equity Incentive Award Committee” see Section 6.5.

(ii)	“Market Value per Share” means, at any date, the closing price, per share, of a share of Common Stock, on the New York Stock Exchange on the trading day immediately preceding such date as reported by the Wall Street Journal (Midwest Edition) or, if the Common Stock shall be primarily traded in another market, as determined in a manner specified by the Board using quotations in such other market. Effective October 23, 2006, “Market Value per Share” means, at any date, the closing price, per share, of a share of Common Stock, on the New York Stock Exchange on such date as reported by the Wall Street Journal (Midwest Edition) or, if the Common Stock shall be primarily traded in another market, as determined in a manner specified by the Board using quotations in such other market.

(jj)	“Normal Retirement” shall mean leaving the employ of all Employers at or after the age 62 with at least twenty (20) years of continuous service with the Employers or at or after the age 65 with at least five (5) years of continuous service with the Employers.

(kk)	“Option Agreement” means the written agreement between the Optionee and the Corporation relating to the grant of Option Rights to the Optionee.

(ll)	“Optionee” means the optionee named in an Option Agreement.

(mm)	“Option Price” means the per share amount the Optionee must pay in order to exercise an Option Right.

(nn)	“Option Right” means the right to purchase a share of Common Stock upon exercise of an Outstanding Option.

(oo)	“Outstanding Option” means, at any time, an option to purchase shares of Common Stock granted by the Corporation pursuant to this plan or any other stock option plan of the Corporation or any Subsidiary now or hereafter in effect, or pursuant to any stock option plan of any corporation which is merged into the Corporation or a Subsidiary and where the Corporation has by action of its Board, assumed the obligations of such corporation under such stock option plan, all whether or not such option is at the time exercisable, to the extent that such option at such time has neither been exercised nor terminated.

(pp)	“Participant” shall mean and include all Active Participants and all Inactive Participants.

(qq)	“Peer Group” shall mean a group of comparable corporations used to measure relative performance. Such Peer Group shall be established by the Board for each Plan Cycle by the 90 day after the commencement of the Plan Cycle, and shall not thereafter be changed with respect to such Plan Cycle, provided, however, that one or more members of a Peer Group (each a “Peer Group Member”) shall be dropped therefrom in the event of the acquisition of the Peer Group Member, the acquisition of sixty-five percent or more of the gross assets of the Peer Group Member or the merger of the Peer Group Member with another company(ies) where the Peer Group Member is not the surviving corporation.

(rr)	“Performance Goals” means one or more objective performance measures or goals established by the Board in its sole discretion. Such Performance Goals shall be based on one or more of the Key Indices. Such Performance Goals may be particular to a Participant or the division, department, branch, line of business, subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally or relative to industry or competitor performance, as determined by the Board. Such Performance Goals may include or exclude some or all Extraordinary Items, as determined by the Board when setting the Performance Goals in its sole discretion.

(ss)	“Period of Restriction” means the period during which the vesting of a RSU Award is limited in some way and the units are subject to substantial risk of forfeiture.

(tt)	“Person” means any governmental authority, individual, partnership, firm, corporation, limited liability corporation, association, trust, unincorporated organization or other entity, as well as any syndicate, or group that would be deemed to be a person under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

(uu)	“Plan” see Section 1.1.

(vv)	“Plan Cycle” shall mean a period of three consecutive fiscal years or any other period of not less than eighteen months and shall be referred to by the fiscal year in which a particular Plan Cycle commences.

(ww)	“Plan Cycle Award” see Section 4.1.

(xx)	“Plan Restrictions” means the restrictions set forth in Article 6 or 7 hereof on any transfer of Common Stock, or any interest therein, which is the subject of a Restricted Stock Award granted hereunder or the restrictions set forth in Article 8 hereof on receiving the benefit of a RSU Award.

(yy)	“Recapitalization” see Section 3.5.

(zz)	“Restricted Period” means that period of time, as determined by the Plan, during which the Common Stock subject to a Restricted Stock Award is not transferable by reason of Plan Restrictions.

(aaa)	“Restricted Stock” means shares of Common Stock the transfer or alienation of which are restricted by reason of Plan Restrictions.

(bbb)	“Restricted Stock Award” see Article 6.

(ccc)	“Restricted Stock Award Agreement” means the written agreement between the Participant and the Corporation relating to the grant of Restricted Stock to the Participant.

(ddd)	“RSU” means a restricted stock unit. A RSU Award granted to a Participant pursuant to Article 8 herein and which is settled (i) by the delivery of one share of Common Stock for each RSU, (ii) in cash in an amount equal to the Market Value per Share as of the end of the Period of Restriction (or such later date as provided by the RSU Award Agreement) of one share of Common Stock for each RSU, or (iii) in a combination of cash and Common Stock, all as specified in the applicable RSU Award Agreement. The Award of an RSU represents the promise of the Corporation to deliver Common Stock, cash or a combination thereof, as applicable, at the end of the Period of Restriction (or such later date as provided by the RSU Award Agreement) in accordance with and subject to the terms and conditions of the applicable RSU Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Internal Revenue Code.

(eee)	“RSU Award Agreement” means the written agreement between the Participant and the Corporation relating to the grant of RSU’s to the Participant.

(fff)	“Spread” means the excess of the Market Value per Share of Common Stock on the date when an Appreciation Right is exercised over the option price provided for in the related Option Right.

(ggg)	“Subsidiary” shall mean an entity in which the Corporation directly or indirectly owns 50% or more of the voting equity securities.

(hhh)	“Subsidiary Director” means an elected or appointed member of the board of directors of any Subsidiary, but does not include any person who is an Employee or a Director.

(iii)	“Total Stockholder Return” with respect to a stock shall be calculated in the following manner:
(i)	Add the Average Stock Price at the end of the Plan Cycle for such stock to the dividends paid on the stock during the Plan Cycle, and then subtract the Average Stock Price at the beginning of the Plan Cycle for such stock.

(ii)	Divide the resulting sum of (i) above by the Average Stock Price at the beginning of the Plan Cycle for such stock.

(iii)	The result equals Total Stockholder Return with respect to such stock for the Plan Cycle.
(jjj)	“Vesting Event” shall mean the earliest to occur of the following events:
(1)	the date any Award is payable hereunder,

(2)	the Effective Date of a Change in Control,

(3)	the date a Participant is eligible to retire on a Normal Retirement,

(4)	the date a Participant incurs a Disability,

(5)	the date of a Participant’s death.

Each Participant and Beneficiary with respect to whom a Vesting Event has occurred shall be 100% vested in his or her benefits or Awards earned or accrued hereunder as of the date of such Vesting Event, subject to the forfeiture provisions of Article 14.
(kkk)	“Voting Stock” shall mean the then outstanding securities of a company entitled to vote generally in the election of directors.
2.2	GENDER AND NUMBER. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine, and the definition of any term in the singular shall include the plural.

ARTICLE 3
COMMON STOCK AVAILABLE UNDER PLAN
3.1	The shares of Common Stock that may be made the subject of Option Rights, Appreciation Rights, Restricted Stock Awards, Common Stock Awards or RSU’s pursuant to this Plan, may be treasury shares or shares of original issue or a combination of the foregoing.

3.2	MAXIMUM NUMBER OF SHARES OF COMMON STOCK SUBJECT TO THE PLAN. Subject to adjustments in accordance with Section 3.5 of this Plan, the maximum total number of shares of Common Stock sold or otherwise distributed pursuant to this Plan, shall not exceed 45,000,000. For purposes of determining the number of shares of Common Stock that may be distributed pursuant to the Plan, such number shall increase by the number of shares of Common Stock surrendered by an Optionee or relinquished to the Corporation (a) in connection with the exercise of an Option Right or (b) in payment of the minimum applicable federal, state, local and foreign tax withholding liabilities upon exercise of any rights pursuant to an Award. If any Participant forfeits any shares of Common Stock that are subject to any Award granted hereunder, or any such Award otherwise terminates with respect to any shares of Common Stock, such shares shall again be available for distribution in connection with future Awards under the Plan. Upon the Corporation’s payment in cash of any benefit provided by any Award granted pursuant to this Plan, any shares that were a subject of such Award shall again be available for issue or transfer hereunder.

3.3	MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE DISTRIBUTED PURSUANT TO ARTICLES 6, 7, 8 AND 10. Subject to adjustments in accordance with Section 3.5 of this Plan, the maximum total number of shares of Common Stock sold or otherwise distributed pursuant to Articles 6, 7, 8 and 10 of this Plan, shall not exceed 13,000,000

3.4	MAXIMUM NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UPON THE EXERCISE OF INCENTIVE STOCK OPTIONS. Subject to the adjustments in accordance with Section 3.5 of this Plan, the maximum number of Common Shares actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 40,000,000.

3.5	ADJUSTMENTS. In event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, combination of shares, recapitalization or other change in capital structure of the Corporation, merger, consolidation, spinoff, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities, or any other corporate transaction or event having an effect similar to any of the foregoing (“Recapitalization”), the Board may make such substitution or adjustment in the aggregate number of shares of Common Stock and, if necessary, in the kind of securities available for issuance under the Plan, and in the number of shares of Common Stock subject of outstanding Awards granted under the Plan in the aggregate or to any Participant and in the number of shares of Common Stock specified in Sections 3.3, 5.3, 6.2, 7.4, 8.2, 9.1 and 10.2 and hereof, all as may be determined to be appropriate by the Board, acting in its sole discretion, provided that the number of shares of Common Stock subject to any Award shall always be a whole number. Notwithstanding the foregoing, effective October 23, 2006, in the event of a Recapitalization, the Board shall make a proportionate adjustment in the aggregate number of shares of Common Stock available for issuance under the Plan and in the number of shares of Common Stock subject to outstanding Awards granted under the Plan in the aggregate or to any Participant and in the number of shares of Common Stock specified in Sections 3.3, 3.4, 5.3, 6.2, 7.4, 8.2, 9.1 and 10.2 hereof, all as shall be determined to be equitable by the Board, acting in its sole discretion, exercised in good faith, to prevent dilution or enlargement of rights, and, if necessary, the Board may make a proportionate substitution or adjustment in the kind of securities available for issuance under the Plan, provided that the number of shares of Common Stock subject to any Award shall always be a whole number. The Board may also make or provide for such adjustments in the prices per share of Common Stock applicable under Option Rights and Appreciation Rights as the Board in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Optionees that otherwise would result as a result of a Recapitalization.
ARTICLE 4
PLAN CYCLE AWARDS
4.1	PARTICIPATION. No later than the 90th day after the commencement of the Plan Cycle participation for each Eligible Employee who is an Executive Officer and for each Eligible Employee who may receive any part of such Participant’s Plan Cycle Award in Common Stock or a Common Stock equivalent shall be determined by the Board with respect to each Plan Cycle. The Board may base its approval upon the recommendation of the chief executive officer of the Corporation. No later than the 90th day after the commencement of the Plan Cycle the chief executive officer of the Corporation shall determine the participation of each Eligible Employee who is not an Executive Officer and whose Plan Cycle Award does not include any Common Stock or Common Stock equivalent (the determinations by the Board and the chief executive officer shall be collectively referred to as the “Plan Cycle Award”). Each Eligible Employee approved for participation shall be notified of the selection as soon after approval as is practicable and shall become a Participant upon acceptance by him of such selection.

4.2	PERFORMANCE CRITERIA. Plan Cycle Awards will be determined by comparing corporate performance with respect to Key Indices. The performance will be relative to pre-established goals, that of the Peer Group or any other objective standard established by the Board. No later than the 90th day following the commencement of the Plan Cycle, the Board shall establish in writing the Peer Group, if any, the Key Indices, the weighting of the Key Indices chosen, and the levels of comparative performance (the performance of goals may be stated as alternative goals) at which the maximum, target and threshold Plan Cycle Award will be provided under the Plan.

4.3	PLAN CYCLE AWARD POTENTIAL. No later than the 90th day following the commencement of the Plan Cycle, the Board shall establish in writing the maximum, target and threshold Plan Cycle Awards for each Participant. Plan Cycle Awards may, for convenience purposes, be expressed as a percentage of Base Salary or some other criteria. Plan Cycle Awards may be paid in cash, Option Rights, Restricted Stock, RSU’s, Common Stock, any other form approved by the Board or any combination thereof as established by the Board prior the commencement of the Plan Cycle.

4.4	PLAN CYLCE AWARD DETERMINATION. Upon the close of the Plan Cycle the amounts of Plan Cycle Awards hereunder for such Plan Cycle shall be determined. The

Board has the discretion to reduce the Plan Cycle Award payable to any Participant notwithstanding attainment of any performance goal. Notwithstanding the occurrence of a Vesting Event, the Board may reduce or eliminate a Plan Cycle Award to any or all Participants at any time prior to the payment of the Plan Cycle Award or an Effective Date of a Change in Control.
4.5	LIMITATION. Notwithstanding any provision of this Plan to the contrary, no Award with respect to any Covered Executive for any given Plan Cycle shall exceed 1.0% of the Corporation’s earnings before taxes and Extraordinary Items.

4.6	PARTICIPATION FOR PART OF A PLAN CYCLE. In the event an Employee is an Eligible Employee for only a portion of a Plan Cycle such Eligible Employee may, in the Board’s discretion, be a Participant for such portion of the Plan Cycle but his Award will normally be prorated to reflect the number of months the Employee was an Active Participant compared to the number of months in the Plan Cycle. A Covered Executive may not be made a Participant after the beginning of a Plan Cycle.

4.7	CHANGES DURING A PLAN CYCLE. In the event a Participant is promoted or demoted, the Board may, in its or his discretion, (i) continue such Participant’s maximum, target or threshold Award as it was prior to such promotion or demotion, (ii) provide the Participant from and after the promotion or demotion with a higher or lower maximum, target or threshold Award, (iii) provide for a combination of (i) and (ii), or (iv) after a promotion or demotion remove the Participant from further participation in the Plan.
(a)	In the event of a Plan Cycle for which the Participant’s participation is thus split between two maximum Awards, the Award for such Plan Cycle will normally be prorated to reflect the portions of the Plan Cycle spent under each maximum Award.

(b)	The Board may not increase a Covered Executive’s maximum, target or threshold Award during a Plan Cycle.
4.8	FORM AND TIMING OF PAYMENT OF AWARDS. The Participants shall be paid their Plan Cycle Awards no later than March 15th of the calendar year following the end of the Plan Cycle. Except as otherwise provided for in Section 4.9, to receive a Plan Cycle Award a Participant must be an Employee on the date on which the Plan Cycle ends.

4.9	TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY OR NORMAL RETIREMENT. In the event a Participant’s employment is terminated during a Plan Cycle at or after the occurrence of a Vesting Event other than a Change of Control, the Participant shall be eligible to receive a pro-rated Award reflecting his or her partial participation. This pro-ration shall be determined by multiplying the Award by a fraction the numerator of which is the number of full months of participation to the date participation ends, and the denominator of which is the total number of months in the Plan Cycle. The Award thus determined shall be paid no later than March 15th of the calendar year following the end of the Plan Cycle. In the event of death, such prorated Award will be paid to the Participant’s estate.

ARTICLE 5
OPTION RIGHTS
5.1	AWARDING OF OPTION RIGHTS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Eligible Employees of Option Rights. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in Section 5.3.

5.2	DELEGATION OF AUTHORITY TO THE CHIEF EXECUTIVE OFFICER. The Board, may, from time to time and upon such terms and conditions as it may determine, specify a number of Option Rights that the chief executive officer of the Corporation may grant to Eligible Employees who are not Executive Officers. The terms of such Option Rights, including the exercise price (which may include a formula by which such price may be determined) and whether the Option Rights shall have the Additional Option Feature shall be established by the Board and shall be subject to all of the limitations contained in Section 5.3. Each grant of Option Rights by the chief executive officer of the Corporation may utilize any or all of the authorizations specified by the Board, and shall be subject to all of the limitations contained in Section 5.3.

5.3	LIMITATION. All Option Right grants shall be subject to all of the following limitations.
1.	Each grant shall specify the number of shares of Common Stock to which it pertains.

2.	Each grant shall specify an Option Price per share and, except for any stock options assumed by the Board pursuant to Section 5.6 of this Plan, the Option Price shall not be less than the Market Value per Share as of the date of grant.

3.	Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Eligible Employee remain unexercised. No Participant shall be granted under this Plan, in the aggregate, more than 1,000,000 Option Rights during any fiscal year or 4,000,000 Option rights over any four-year period, subject to adjustments as provided in Section 3.5 of this Plan.

4.	Option Rights granted under this plan may be (i) options which are intended to qualify under particular provisions of the Internal Revenue Code, as in effect from time to time, (ii) options which are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who on the date of grant are key Employees.

5.	The date of grant of each Option Right shall be the later of the date of its authorization or the date established by the Board or chief executive officer (as applicable), except that the date of grant of an Additional Option shall be the date of exercise of the underlying Option Right. No Option Right shall be exercisable more than 10 years from such date of grant.

6.	Upon exercise of an Option Right, the option price shall be payable (i) in cash, (ii) by the transfer to the Corporation by the Optionee of shares of Common Stock with a value (Market Value per Share times the number of shares of Common Stock) equal to the total option price, or (iii) by a combination of such methods of payment.

7.	The Board reserves the discretion after the date of grant to provide for (i) the payment of a cash bonus at the time of exercise; (ii) the availability of a loan at exercise; or (iii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

8.	Each grant of Option Rights shall be evidenced by an Option Agreement executed on behalf of the Corporation by any officer designated by the Board for this purpose and delivered to and accepted by the Eligible Employee and shall contain such terms and provisions, consistent with this Plan, as the Board may approve. The execution and delivery of the Option Agreement by the Optionee shall be a condition precedent to the grant of Option Rights becoming effective. A failure to execute and deliver the Option Agreement within not less than sixty (60) days after the grant of the Option Rights may terminate the Option Rights grant upon the determination of the Board or, for options granted by the chief executive officer pursuant to Section 5.2 of the Plan, the chief executive officer.
5.4	ADDITIONAL OPTIONS.
(a)	The Board may, at or after the date of grant of Option Rights, grant or authorize the granting of Additional Options. Additional Options may be granted with respect to any Outstanding Option.

(b)	If an Optionee exercises an Outstanding Option that has an Additional Option Feature by transferring already owned shares of Common Stock and/or when shares of Common Stock are tendered or relinquished as payment of the amount to be withheld under applicable federal, state, local and foreign tax laws (at withholding rates not to exceed the minimum applicable statutory tax withholding rates) in connection with the exercise of an option, the Optionee shall automatically be granted an Additional Option. The Additional Option shall be subject to the following provisions:
1.	The Additional Option shall cover the number of shares of Common Stock equal to the sum of (A) the number of shares of Common Stock delivered as consideration upon the exercise of an Outstanding Option to which such Additional Option Feature related and (B) the number of shares of Common Stock tendered or relinquished as payment of the amount to be withheld under applicable federal, state, local and foreign tax laws (at withholding rates not to exceed the minimum applicable statutory tax withholding rates) in connection with the exercise of the option to which such Additional

Option Feature relates;
2.	The Additional Option will not have an Additional Option Feature unless the Board directs otherwise;

3.	The Additional Option Price shall be the Market Value per Share on the date of the exercise of the Option that has the Additional Option Feature;

4.	The Additional Option shall have the same termination date and other termination provisions as the underlying option that had the Additional Option Feature;
5.5	GRANTS OF APPRECIATION RIGHTS. The Board may from time to time authorize the granting of Appreciation Rights in respect of any or all of the Option Rights under any Outstanding Option (including Options Rights simultaneously granted) to the Optionee thereunder. An Appreciation Right shall be a right in the Optionee to receive from the Corporation an amount that shall be determined by the Board and shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. To the extent such Optionee elects to exercise such Appreciation Right instead of the related Option Right, the related Option Right shall be cancelled, and vice versa. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the limitations, contained in the following provisions:
(a)	Any grant may permit the exercise of an Appreciation Right with respect to the value of shares of Common Stock covered by the related Option Rights.

(b)	Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof, and may either grant to the Optionee or retain in the Board the right to elect among those alternatives.

(c)	Each grant shall provide that the maximum number of shares of Common Stock deliverable upon exercise of an Appreciation Right may not exceed the number of shares of Common Stock purchasable upon exercise of the related Option Rights.

(d)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods. No Appreciation Right shall be exercisable except at a time when the related Option Right is also exercisable.

(e)	Each grant of an Appreciation Right shall be evidenced by an agreement executed on behalf of the Corporation by any officer designated by the Board for this purpose and delivered to and accepted by the Optionee, which agreement shall describe such Appreciation Right, identify the related Option Rights, state that such Appreciation Right is subject to all the terms and conditions of this Plan, including the right of the Board to amend, suspend or terminate such Appreciation Right as set forth in Article 17 of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

5.6	ASSUMPTIONS. In the event that a corporation is merged into the Corporation, and the Corporation is the survivor of such merger, the Board may elect, in its sole discretion, to assume under this Plan any or all outstanding options granted by such corporation to its officers and employees under any stock option plan adopted by it prior to such merger. Such assumptions shall be on such terms and conditions as the Board may determine in its sole discretion, provided however, that the options as assumed do not provide or contain any terms, conditions, or rights that an Option Right may not provide for under this Plan.

5.7	REPRICING. The Board shall not authorize the amendment of any outstanding Option Right to reduce the Option Price except for adjustments as provided in Section 3.5 of this Plan. Furthermore, no Option Rights shall be cancelled and replaced with awards having a lower Option Price (except as may result from the issuance of Additional Options pursuant to Section 5.4 of this Plan).

ARTICLE 6
RESTRICTED STOCK AWARDS
6.1	ELIGIBILITY. The Board shall, from time to time, determine those Eligible Employees who are to receive Restricted Stock Awards hereunder. Except as set forth in Article 7 hereof, individuals who are appointed or elected as a Director but who are not otherwise an Employee shall not be eligible to receive Restricted Stock Awards hereunder.

6.2	LIMITATION. Successive grants of Restricted Stock may be made to the same Participant, however, in the aggregate no Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, 200,000 shares of Restricted Stock during any fiscal year or 800,000 shares of Restricted Stock over any four-year period, subject to adjustments as provided in Section 3.5 of this Plan.

6.3	TERMINATION. If a Participant ceases to be an Eligible Employee during a Restricted Period, the Award Agreement shall provide the extent to which the Plan Restrictions on the Restricted Stock, or any portion thereof, subject of such Award Agreement shall lapse or whether all or any portion of such Restricted Stock shall be forfeited. Restricted Stock that is forfeited shall be returned to the Corporation from the escrow established under Section 6.13, and the Participant shall have no further interest in such stock.

6.4	GENERAL. The Board may, from time to time, designate those Eligible Employees to be granted Restricted Stock Awards under the Plan, the number of shares of Restricted Stock to be granted in an Restricted Stock Award to an Eligible Employee, the terms upon which the Plan Restrictions on any Restricted Stock shall lapse and the Restricted Stock will become freely transferable, and such other conditions as the Board may deem appropriate. Not all grants of Restricted Stock Awards need to be on the same terms and conditions even though granted at the same time, and the terms of Restricted Stock Award Agreements may vary from time to time and from Participant to Participant; provided, however, all Restricted Stock Awards shall be subject of the provisions to Section 6.8 hereof.

6.5	LONG TERM EQUITY INCENTIVE AWARD COMMITTEE. If the Board establishes a Long Term Equity Incentive Award Committee of one or more directors for the purpose of granting Restricted Stock Awards to Eligible Employees (the “Long Term Equity Incentive Award Committee”), the Board may from time to time authorize the Long Term Equity Incentive Award Committee to grant to Eligible Employees who are not Executive Officers up to a specified number of shares of Restricted Stock with terms upon which the Plan Restrictions on any such Restricted Stock shall lapse and such other conditions as the Long Term Equity Incentive Award Committee may deem appropriate from time to time. Each Grant of Restricted Stock by the Long Term Equity Incentive Award Committee may utilize any or all of the remaining shares of Restricted Stock authorized by the Board. Not all grants of Restricted Stock Awards need to be on the same terms and conditions even though granted at the same time, and the terms of Restricted Stock Award Agreements may vary from time to time and from Participant to Participant; provided, however, all Restricted Stock Awards shall be subject to the provisions of Section 6.8 hereof.

6.6	LIMITATION. Except as expressly provided by Article 7 with respect to Restricted Stock Awards to Directors, the Plan Restrictions established by Section 6.8 hereof on any Award may be of any length of time and/or may have the Plan Restrictions shortened or established by Performance Goals as determined by the Board.

6.7	ADDITIONAL RESTRICTIONS. Restricted Stock Awards shall be expressly subject to the terms and conditions of this Article 6, but the Board or the Long Term Equity Incentive Award Committee (whichever entity is making the award) may establish additional restrictions, including Performance Goals, on the transfer of the Common Stock subject of any Restricted Stock Award.

6.8	PLAN RESTRICTIONS. During the Restricted Period for any Restricted Stock Award, a Participant may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any shares of Restricted Stock subject of the Restricted Stock Award, or any interest therein, otherwise than by will or the law of descent and distribution. Any attempted sale, assignment, encumbrance, pledge or other transfer of the Restricted Stock or any interest therein, in derogation of these restrictions shall result in a forfeiture to the Corporation of all Restricted Stock subject to such attempted transfer.

6.9	STOCKHOLDER RIGHTS. All Restricted Stock shall be registered in the stockholder records of the Corporation in the name of the Participant to whom the Restricted Stock Award was made. Except for Plan Restrictions, and except for any additional restrictions contained in the Restricted Stock Award Agreement that may include an assignment or surrender of rights to dividends payable from time to time on the Restricted Stock (cash or property), the Participant shall have all rights of a holder of Common Stock.

6.10	AWARD AGREEMENT. Each Participant granted a Restricted Stock Award shall enter into an Restricted Stock Award Agreement with the Corporation in a form specified by the Board or the Long Term Equity Incentive Award Committee, agreeing to the terms and conditions of the Restricted Stock Award and such other matters as the Board shall in its sole discretion determine, including any additional conditions of forfeiture. The execution and delivery of the Restricted Stock Award Agreement and the stock power referred to in Section 6.11 below by the grantee of the Restricted Stock Award shall be a condition precedent to the registration in the name of the grantee of the Restricted Stock subject to the Restricted Stock Award. A failure to execute and deliver the Restricted Stock Award Agreement and the stock power within not less than sixty (60) days after the grant of a Restricted Stock Award may terminate the Restricted Stock Award upon the determination of the Board. The Restricted Stock Award Agreement may, but need not, allow the Plan Restrictions to lapse serially or in total over any period of time as selected by the Board or Long Term Equity Incentive Award Committee. If any Participant forfeits any shares of Restricted Stock that are subject to any Restricted Stock Award, or any such award otherwise terminates with respect to any shares of Restricted Stock thereunder without the Plan Restrictions being terminated, the Participant shall have no further interest in such Restricted Stock.

6.11	LEGEND. Shares issued in respect of Restricted Stock awarded under the Plan shall be registered in the name of the Participant.
(a)	If the shares are certificated shares they shall be deposited with the Corporation pursuant to Section 6.13 hereof together with a stock power endorsed in blank and signed by the Participant and shall bear the following (or a similar) legend: “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Plan and in a Restricted Stock Agreement entered into between the registered owner hereof and National City Corporation.”
(b)	If the shares are DRS shares the statement of holdings shall indicate that the transferability of the shares is restricted and the Corporation’s transfer agent shall implement procedures to assure that the shares cannot be transferred in contradictions to the terms of the Plan or the award agreement and a stock power endorsed in blank and signed by the Participant or such other stock transfer form acceptable to the Corporation shall be held by the Corporation.
6.12	LAPSE OF RESTRICTIONS. When the Plan Restrictions imposed by this Article 6 expire or have otherwise been satisfied with respect to one or more shares of Restricted Stock, subject to Section 13.2 hereof, the Corporation shall deliver to the Participant (or his legal representative, beneficiary or heir) within sixty (60) days thereafter Common Stock in either (i) certificated form without the legend referred to in Section 6.11(a) above or as DRS shares without the restrictions referred to in Section 6.11(b) above and free of Plan Restrictions. The number of shares of Common Stock to be released shall be the same number as to which the Plan Restrictions have lapsed.

6.13	ESCROW. (a) Restricted Stock issued as certificated shares that are the subject of a Restricted Stock Award shall be physically held by the Corporation, or its nominee, during the Restricted Period. Upon the termination of the Restricted Period, the Corporation shall cause the certificate representing the shares of Common Stock subject of a Restricted Stock Award to be reissued in either (i) certificated form without the legend set forth in Section 6.11(a) above or (ii) as DRS shares without any reference to the restrictions on transferability set forth in Section 6.11(b) above on the statement of holdings.
(b)	Upon the termination of the Restricted Period, the Corporation shall cause the DRS shares representing the shares of Common Stock subject of a Restricted Stock Award to be reissued in either (i) certificated form without the legend set forth in Section 6.11(a) above or (ii) as DRS shares without any reference to the restrictions on transferability set forth in Section 6.11(b) above on the statement of holdings.

(c)	If any shares of Restricted Stock are to be forfeited, such shares shall be transferred to the Corporation.
ARTICLE 7
DIRECTOR RESTRICTED STOCK AWARDS
7.1	DIRECTOR ELIGIBILITY. Annually, during each Director Year, each Director who is not then an Employee shall be entitled to a Restricted Stock Award as provided by this Article 7, provided that no Director shall be entitled to any Restricted Stock Award if (i) there are not a sufficient number of shares of Common Stock hereunder to make a full Restricted Stock Award to Directors in such Director Year, (ii) if the Plan has been terminated or (iii) if the Board determines to terminate Restricted Stock Awards to Directors.

7.2	AMOUNT OF AWARD. Unless otherwise determined by the full Board from time to time, (1) in the Director Year in which the Director is first elected or appointed as a Director, the Director shall be granted a Restricted Stock Award of two thousand (2,000) shares of Restricted Stock and (2) in each following Director Year when the individual is re-elected or re-appointed a Director of the Corporation, such Director shall be granted a Restricted Stock Award of twelve hundred (1,200) shares of Restricted Stock.

7.3	DUPLICATION. There shall be no duplication of the Director Restricted Stock Award granted pursuant to this Article 7 with any award granted pursuant to the National City Corporation Amended and Second Restated 1991 Restricted Stock Plan, the National City Corporation Amended and Restated 1997 Restricted Stock Plan and/or the National City corporation 2002 Restricted Stock Plan, as such plans may be amended from time to time.

7.4	GRANT OF AWARDS. Restricted Stock Awards to Directors shall be granted in accordance with Sections 7.1 and 7.2 hereof, and the date of any Restricted Stock Award shall be the actual date of election or appointment, as the case may be, of the grantee as a Director. No Restricted Stock Award Agreement with a Director shall grant to that Director any benefits not expressly provided by this Article 7, nor shall it limit the Director’s rights to receive dividends on or to vote the Restricted Stock subject of that Restricted Stock Award Agreement. The number of shares of Restricted Stock awarded in any future grants under this Section 7.4 shall be adjusted by the Board as equitably required to prevent dilution or enlargement of the award to Directors that otherwise would result from any Recapitalization.

7.5	TERM OF RESTRICTIONS.
(a)	The Restricted Period, with respect to the Plan Restrictions on any Restricted Stock Award to a Director under this Article 7, shall terminate, and the Plan Restrictions on all Restricted Stock shall fully expire, on the earlier of (i) such Director’s death, (ii) such Director’s Disability, (iii) a Change in Control or (iv) a date nine months after the date of the award.

(b)	If a Director shall resign, or otherwise no longer be a member of the Board for reasons other than those set forth in Section 7.5(a) of this Plan, then the Director’s interest in all shares of Restricted Stock previously awarded to him under this Article 7 shall be terminated and such Restricted Stock shall be forfeited and returned to the Corporation.
ARTICLE 8
AWARDS OF RSU’S
8.1	ELIGIBILITY. The Board shall, from time to time, determine those Eligible Employees who are to receive RSU Awards. Individuals who are appointed or elected as a Director but who are not otherwise an Employee shall not be eligible to receive RSU Awards.

8.2	LIMITATION. Successive grants of RSU’s may be made to the same Participant; however, in the aggregate no Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, more than 200,000 RSU’s during any fiscal year or 800,000 RSU’s over any four-year period, subject to adjustments as provided in Section 3.5 of this Plan.

8.3	TERMINATION. If a Participant ceases to be an Eligible Employee during the Period of Restriction, the RSU Award Agreement shall provide the extent to which the Participant shall receive any benefit pursuant to such RSU Award or whether all or any portion of such RSU Award shall be forfeited. The Participant shall have no further interest in any RSU Award benefit that is forfeited.

8.4	GENERAL. The Board may, from time to time, designate those Eligible Employees to be granted RSU Awards under the Plan, the number of RSU’s to be granted in an RSU Award to an Eligible Employee, the terms of the RSU’s, and such other conditions as the Board may deem appropriate. Not all grants of RSU Awards need to be on the same terms and conditions even though granted at the same time, and the terms of RSU Award Agreements may vary from time to time and from Participant to Participant, depending upon the purpose of the RSU Award; provided, however, all RSU Awards shall be subject of the provisions of Section 8.8 hereof.

8.5	LONG TERM EQUITY INCENTIVE AWARD COMMITTEE. If the Board establishes a Long Term Equity Incentive Award Committee, the Board may from time to time authorize the Long Term Equity Incentive Award Committee to grant to Eligible Employees who are not Executive Officers up to a specified number of RSU’s with terms as the Long Term Equity Incentive Award Committee may deem appropriate from time to time. Each grant of RSU’s by the Long Term Equity Incentive Award Committee may utilize any or all of the remaining RSU’s authorized by the Board. Not all grants of RSU Awards need to be on the same terms and conditions even though granted at the same time, and the terms of RSU Award Agreements may vary from time to time and from Participant to Participant; provided, however, all RSU Awards shall be subject of the provisions of Section 8.8 hereof.

8.6	LIMITATION. The Period of Restriction on any RSU Award may be of any length of time and/or may have the Period of Restriction shortened or established by Performance Goals as determined by the Board.

8.7	ADDITIONAL RESTRICTIONS. RSU Awards shall be expressly subject to the terms and conditions of this Article 8, but the Board or the Long Term Equity Incentive Award Committee (whichever entity is making the award) may establish additional restrictions, including Performance Goals, on the settlement of any RSU Award.

8.8	PLAN RESTRICTIONS. During the Period of Restriction for any RSU Award, a Participant may not, voluntarily or involuntarily, sell, assign, encumber, pledge or otherwise transfer any interest the Participant has in the RSU Award otherwise than by will or the law of descent and distribution. Any attempted sale, assignment, encumbrance, pledge or other transfer of the RSU interest in derogation of these restrictions shall result in a forfeiture to the Corporation of the RSU Award(s) subject to such attempted transfer.

8.9	AWARD AGREEMENT. Each Participant granted an RSU Award shall enter into an RSU Award Agreement with the Corporation in a form specified by the Board or the Long Term Equity Incentive Award Committee, agreeing to the terms and conditions of the RSU Award (including whether the Participant will be entitled to dividend equivalents) and such other matters as the Board shall in its sole discretion determine, including any additional conditions of forfeiture. The execution and delivery of the RSU Award Agreement by the grantee of the RSU Award shall be a condition precedent to the Participant having any interest in the RSU Award. A failure to execute and deliver the RSU Award Agreement within not less than sixty (60) days after the grant of a RSU Award may terminate the RSU Award upon the determination of the Board. The RSU Award Agreement may, but need not, allow the Period of Restriction to lapse serially or in total over any period of time as selected by the Board or Long Term Equity Incentive Award Committee. If any Participant forfeits any RSU Award, or any such award otherwise terminates with respect to any RSU’s without the Plan Restrictions being terminated, the Participant shall have no further interest in such RSU’s.
ARTICLE 9
APPRECIATION RIGHTS
9.1	GRANTS OF APPRECIATION RIGHTS. The Board may from time to time authorize the granting of stand-alone Appreciation Rights to Eligible Employees. Each such grant may utilize any or all of the authorizations. An Appreciation Right shall be a right of the Participant to receive from the Corporation an amount that shall be determined by the Board and shall be expressed as a percentage of the difference (not exceeding 100%) resulting from subtracting the Market Value per Share on the date the Appreciation Right was granted (or may use a formula by which such price shall be determined so long as such formula will not result in a price that is below the Market Value per Share) (the “Appreciation Award Price”) from the Market Value per Share on the date of the Participant’s exercise of such Appreciation Right. Each Appreciation Right Award shall be subject to all of the limitations, contained in the following provisions:
(a)	Any Appreciation Right Award may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof, and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(b)	Each grant shall provide a maximum number of shares of Common Stock, if any, deliverable upon exercise of an Appreciation Right.

(c)	Successive grants of Appreciation Rights may be made to the same Participant; however, in the aggregate no Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, 1,000,000 Appreciation Rights during any fiscal year or 4,000,000 Appreciation Rights over any four-year period, subject to adjustments as provided in Section 3.5 of this Plan.

(d)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(e)	The date of grant of each Appreciation Right shall be the later of the date of its authorization or the date established by the Board or chief executive officer of the Corporation (as applicable). No Appreciation Right shall be exercisable more than

10 years from such date of grant.
(f)	Each grant of an Appreciation Right shall be evidenced by an agreement executed on behalf of the Corporation by any officer designated by the Board for this purpose and delivered to and accepted by the Participant, which agreement shall describe such Appreciation Right, state that such Appreciation Right is subject to all the terms and conditions of this Plan, including the right of the Board to amend, suspend or terminate such Appreciation Right as set forth in Article 17 of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve (the “Appreciation Right Award Agreement”). A failure to execute and deliver the Appreciation Right Award Agreement within not less than sixty (60) days after the grant of the Appreciation Rights may terminate the Appreciation Rights grant upon the determination of the Board or, for Appreciation Rights granted by the chief executive officer pursuant to Section 9.1 of the Plan, the chief executive officer.
9.2	DELEGATION OF AUTHORITY TO THE LONG TERM EQUITY INCENTIVE AWARD COMMITTEE. If the Board establishes a Long Term Equity Incentive Award Committee, the Board may from time to time authorize the Long Term Equity Incentive Award Committee to grant to Eligible Employees who are not Executive Officers up to a specified number of Appreciation Rights with terms as the Long Term Equity Incentive Award Committee may deem appropriate from time to time. The terms of such Appreciation Rights shall be subject to all of the limitations contained in Section 9.1. Each grant of Appreciation Rights by the Long Term Equity Incentive Award Committee may utilize any or all of the authorizations specified by the Board.

9.3	TERMINATION. If a Participant ceases to be an Eligible Employee without having exercised such Participant’s Appreciation Right(s) the Appreciation Right Award Agreement shall provide the extent to which all or any portion of such Appreciation Rights shall be forfeited.

9.4	REPRICING. The Board shall not authorize the amendment of any outstanding Appreciation Right to reduce the Appreciation Award Price except for adjustments as provided in Section 3.5 of this Plan. Furthermore, no Appreciation Rights shall be cancelled and replaced with awards having a lower Appreciation Award Price.
ARTICLE 10
AWARDS OF COMMON STOCK
10.1	ELIGIBILITY. The Board may, from time to time, determine those Eligible Employees who are to receive Common Stock Awards hereunder. Subject to applicable law, the Common Stock Awards may be made without the Corporation’s receipt of any cash consideration. An individual who is appointed or elected as a Director but who is not otherwise an Employee shall not be eligible to receive Common Stock Awards hereunder

10.2	LIMITATION. Successive grants of Common Stock may be made to the same Participant, however, in the aggregate no Participant shall have granted to him or to her, or on his or on her behalf, in one or more Awards, 20,000 shares of Common Stock during any fiscal year or 80,000 shares of Common Stock over any four-year period, subject to adjustments as provided in Article 3 of this Plan.

ARTICLE 11
RIGHTS OF PARTICIPANTS
11.1	EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of the Corporation to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.

11.2	NO RIGHT TO PARTICIPATE. No Participant or Employee shall have a right at any time to be selected for current or future participation in any portion of all portions of this Plan. An Employee or Participant selected to participate in one or more portions of this Plan shall not have any rights to participate in or receive any benefit under any other portion of the Plan.

11.3	RESTRICTIONS ON TRANSFERS, ASSIGNMENTS AND EXERCISE OF RIGHTS. Except as otherwise provided for by the Board, the interest of a Participant or his or her beneficiary under this Plan may not be sold, transferred, assigned, or encumbered in any manner other than by will or the laws of descent and distribution, either voluntarily or involuntarily, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process, nor shall they be an asset in bankruptcy. Unless the Board directs otherwise, Option Rights shall be exercisable during the Optionee’s lifetime only by the Optionee or by the Optionee’s guardian or legal representative.
ARTICLE 12
ADMINISTRATION
12.1	ADMINISTRATION. This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee or committees of the Board (the “Committee”). To the extent of such delegation, references herein to the “Board” shall include the Committee(s). The Plan shall be administered by the Board in accordance with any administrative guidelines and any rules that may be established from time to time by the Board. The procedures, standards and provisions of this Plan for determining eligibility for and amounts of Awards in themselves confer no rights, duties or privileges upon Participants nor place obligations upon either the Board or the Corporation. Accordingly, the Board may, in making such determinations hereunder, deviate from such procedures and standards in whatever manner that it, in its judgment, deems appropriate.

12.2	INTERPRETATION AND CONSTRUCTION. The Board shall have full power and authority to interpret, construe and administer the Plan and its interpretations and construction hereof, and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, and its decisions shall be binding and conclusive on all persons for all purposes.

12.3	ASSISTANTS. The Board may name assistants who may be, but need not be, members of the Board. Such assistants shall serve at the pleasure of the Board, and shall perform such functions as are provided for herein and such other functions as may be assigned by the Board.
12.4	LIABILITY. No member of the Board or any assistant shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own willful misconduct or lack of good faith.
ARTICLE 13
REQUIREMENTS OF LAW
13.1	LAWS GOVERNING. This Plan shall be construed in accordance with and governed by the internal substantive laws of the State of Ohio.

13.2	WITHHOLDING TAXES. The Corporation shall have the right to deduct from all payments under this Plan any foreign, federal, state or local taxes required by the law to be withheld with respect to such payments. To the extent that the amounts available to the Corporation are insufficient to satisfy the federal, state local and foreign minimum tax withholding requirements in connection with any payment to be made or benefit to be realized by a Participant under this Plan, the Participant shall make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld prior to receiving such payment or benefit. At the discretion of the Board, such arrangements may include relinquishment of a portion of such benefit. In no event, however, shall the Corporation accept Common Stock for payment of taxes in excess of the minimum required tax withholding rates.

13.3	PLAN BINDING ON CORPORATION, EMPLOYEES AND THEIR SUCCESSORS. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns and each Participant and his or her beneficiaries, heirs, executors, administrators and legal representatives.
ARTICLE 14
FORFEITURES
Subject to Article 15 and without limiting the generality of the Plan or any Award Agreement with respect to the circumstances under which any award may be subject to forfeiture, in the event the Board finds
(a)	that an Employee or former Employee who has an interest under this Plan has been discharged by his or her Employer in the reasonable belief (and such reasonable belief is the reason or one of the reasons for such discharge) that the Employee or former Employee did engage in fraud against the Employer or anyone else, or

(b)	that an Employee or former Employee who has an interest under this Plan has been convicted of a crime as a result of which it becomes illegal for his Employer to employ him or her,

then any Award, benefits or amounts provided for pursuant to this Plan for the benefit of such Employee or former Employee or his or her beneficiaries shall be forfeited and no longer payable to such Employee or former Employee or to any person claiming by or through such Employee or former Employee.
ARTICLE 15
CHANGE IN CONTROL
15.1	TREATMENT OF AWARDS.
(a)	In the event of a Change in Control, the Corporation shall pay to each Active Participant in a Plan Cycle a Plan Cycle Award equal to the amount hereinafter determined. Such Plan Cycle Awards will be payable in cash (subject only to a valid preexisting election by the Participant to have a portion of his Plan Cycle Award deferred under the 2004 Deferred Comp Plan) to the Participant within five business days after the Implementation Date of such Change in Control and shall be payment in full to each such Participant for such Plan Cycle, each of which shall be deemed terminated by operation of this Article 15. No further Plan Cycles shall commence thereafter under this Plan.

The cash payment shall be in lieu of any Option Rights, Restricted Stock, RSU’s or Common Stock set forth in the Plan Cycle Award.

(b)	The amount of the payment to be made as a consequence of a Change in Control shall, with respect to each Plan Cycle, be equal to the target award level (without regard to stockholder return during such abbreviated Plan Cycle) for the Participant for such Plan Cycle multiplied by a fraction the numerator of which is the number of full months completed from the commencement of the Plan Cycle to the Implementation Date of the Change in Control, and the denominator of which is the number of months in such Plan Cycle.
15.2	TREATMENT OF STOCK OPTION AWARDS. The Option Agreement(s) shall set forth the impact, if any, of a Change in Control on the terms of the Option Right Award.

15.3	TREATMENT OF RESTRICTED STOCK AWARDS. In the event of a Change in Control, all Plan Restrictions shall lapse and be of no further force or effect and the Corporation shall cause all outstanding Restricted Stock to be exchanged for Common Stock free of the legend set forth in Section 6.11.

15.4	TREATMENT OF RSU, APPRECIATION RIGHT AND OTHER AWARDS. The RSU Award Agreement, the Appreciation Right Award Agreement and any other Award agreement not addressed in Sections 15.1 through 15.3 (“Award Agreement”) shall set forth the impact, if any, of a Change in Control on the terms of such Award Agreement.

15.5	DEFINITION OF CHANGE IN CONTROL. Change in Control shall mean the occurrence of any of the following events:

(a)	the Corporation is merged, consolidated or reorganized into or with a Person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such transaction;

(b)	the Corporation sells or otherwise transfers all or substantially all of its assets to another Person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Corporation immediately prior to such sale or transfer;

(c)	any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifteen percent (15%) of the Voting Stock of the Corporation provided, however, that:
(1)	for purposes of this Section 15.5(c), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors (defined below), (B) any acquisition of the Voting Stock of the Corporation by the Corporation, and (C) any acquisition of the Voting Stock of the Corporation by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary of the Corporation;

(2)	if any Person is or becomes the beneficial owner of 15% or more of the combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction described in clause (A) of Section 15.5(c)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding the Voting Stock of the Corporation, other than in an acquisition directly from the Corporation that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally, such subsequent acquisition shall be treated as a Change in Control unless exempted by Section 11.3(c)(4) below;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 15% or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of the Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of the Voting Stock of the Corporation representing 1% or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of the Voting Stock of the Corporation are treated equally; and

(4)	if within 45 days of first learning a Person has acquired or is to acquire beneficial ownership of 15% or more of the Voting Stock of the Corporation the Board by majority vote of the Incumbent Directors (i) determines that a Person’s acquisition of beneficial ownership of 15% or more of the Voting Stock of the Corporation does not constitute a Change in Control and (ii) establishes a limit (such limit to be less than 50% of the Voting Stock of the Corporation) as to the maximum number of shares such Person may acquire before a Change in Control shall be deemed to have occurred, then no Change in Control shall have occurred as a result of such Person’s applicable acquisition(s);
(d)	if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Corporation (“Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (d) each Director who is first elected, or first nominated for election by the Corporation’s stockholders, by a vote of at least two-thirds of the Directors of the Corporation (or a committee thereof) then still in office who were Directors of the Corporation at the beginning of any such period will be deemed to have been a Director of the Corporation at the beginning of such period; or

(e)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing provisions of Section 15.5(a), 15.5(b) or 15.5(d), in the case where the individuals who constitute the Incumbent Directors at the time a specific transaction described in Section 15.5(a) or 15.5(b) is first presented or disclosed to the Board, will, by the terms of the definitive agreement for that transaction, constitute at least fifty percent (50%) of the resulting corporation’s or Person’s directors immediately following consummation of such transaction, provided that such resulting corporation’s or Person’s directors are not subject to removal following the consummation of the transaction as a result of the terms and conditions of the transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under

Section 15.5(a), 15.5(b) or 15.5(d), the Board may determine by majority vote of the Incumbent Directors that the specific transaction does not constitute a Change in Control under Sections 15.5(a), 15.5(b) and/or 15.5(d).
15.6	EFFECTIVE DATE OF CHANGE IN CONTROL. Notwithstanding the foregoing, in the event a Change in Control ultimately results from discussions or negotiations involving the Corporation or any of its officers or directors, the “Effective Date” of such Change in Control shall be the date uninterrupted discussions or negotiations commenced; otherwise, such Effective Date or Change in Control shall be the Implementation Date of such Change in Control.

15.7	IMPLEMENTATION DATE OF CHANGE IN CONTROL. The “Implementation Date” shall be the earliest to occur of the events specified in Section 15.5.

15.8	EFFECT OF CHANGE IN CONTROL. In addition to other vesting under the Plan, the opportunity of a Participant to participate to the end of all current Plan Cycles is vested in such Participant in the event of a Change in Control, as of the Effective Date of such Change in Control.
ARTICLE 16
MISCELLANEOUS
16.1	LIQUIDATION. In the event of the liquidation of the Corporation, the Board may make any provisions for holding, handling and distributing the amounts standing to the credit of the Participants or beneficiaries hereunder, which in the discretion of the Board are appropriate and equitable under all circumstances and which are consistent with the spirit and purposes of these provisions.

16.2	FRACTIONAL SHARES. The Corporation shall not be required to issue any fractional share of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fraction in cash.

16.3	EXPENSES. All expenses and costs in connection with the operation of the Plan shall be borne by the Corporation.
ARTICLE 17
AMENDMENT AND DISCONTINUANCE
17.1	The Corporation reserves the right, by action of the Board, to amend the Plan from time to time, or to discontinue it if such a change is deemed necessary or desirable except that stockholder approval shall be required for any amendment or modification of this Plan that, in the opinion of the Corporation’s counsel, would be required by (1) Section 162(m) of the Internal Revenue Code or any regulations promulgated thereunder or (2) by the rule of the New York Stock Exchange (or, if the Common Stock shall be traded in another market any applicable rules of such other market). No such amendment shall increase the maximum numbers of shares of Common Stock specified in Sections 3.2, 3.3, 3.4, 5.3, 6.2, 7.4, 8.2, 9.1 and 10.2 of this Plan (except that adjustments authorized by Section 3.5 of this Plan shall not be limited by this provision). However, if the Committee should amend or discontinue this Plan, the Corporation shall remain obligated under the Plan with respect to (1) Total Awards made final (and thus payable) by decision by the Committee prior to the date of such amendment or discontinuance, and (2) Awards and rights of any Participant or beneficiary with respect to whom a Vesting Event has occurred. If the Plan is terminated, Awards previously made shall nevertheless continue in accordance with the provisions of the Award as in effect prior to the Plan’s termination.
17.2	OMISSION. The Board may for any period of time refrain from designating any Participants or may refrain from making any Awards, but such action shall not be deemed a termination of the Plan.
Executed as of this ___day of July, 2007 at Cleveland, Ohio, but effective as of January 1, 2005.

NATIONAL CITY CORPORATION
By: